Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION OF

EVEREST CONSOLIDATOR ACQUISITION CORPORATION

Everest Consolidator Acquisition Corporation, a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.            The name of the corporation is Everest Consolidator Acquisition Corporation. The corporation was originally incorporated pursuant to the DGCL on March 8, 2021, under the name of Everest Consolidator Acquisition Corporation.

2.            The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 8, 2021, and the date of filing the corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was November 23, 2021.

3.            The Board of Directors of the corporation has duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the corporation (as amended and restated prior to the date hereof), declaring said amendment to be advisable and in the best interests of the corporation and its stockholders and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED, that Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 18, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, as well as expenses relating to the administration of the trust account, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of a Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete a Business Combination on or before the Termination Date (as defined below), subject to applicable law and (iii) the redemption of Offering Shares properly tendered in connection with a stockholder vote to approve an amendment to this Amended and Restated Certificate (A) that would modify the substance or timing of the Corporation’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Offering Shares if the Corporation has not completed a Business Combination on or before the Termination Date or (B) with respect to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of the common stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Everest Consolidator Sponsor, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.””

RESOLVED, that Section 9.2(a) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, out of the funds legally available therefor, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 9.2(b) and Section 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) (the “Redemption Price”).”

RESOLVED, that Section 9.2(b) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”), which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its franchise and income taxes as well as expenses relating to the administration of the Trust Account, by (ii) the number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the completion of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, by (B) the number of then outstanding Offering Shares.”

RESOLVED, that Section 9.2(d) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“In the event that the Corporation has not completed an initial Business Combination by August 28, 2023, the Board may extend the period of time to consummate an initial Business Combination by six additional one month periods, up to February 28, 2024 (the latest such date being referred to as the “Termination Date”); provided that, in each case, the Corporation (or its affiliates or designees), after providing five business days advance notice prior to the date that the period of time would otherwise expire, has deposited into the Trust Account the lesser of (a) $280,000 and (b) $0.035 per share (the “Extension Payment”) for each then-outstanding share of the Corporation’s Class A Common Stock. The gross proceeds from such Extension Payments will be added to the proceeds from the Offering held in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with this clause (d). In the event that the Corporation has not consummated an initial Business Combination by or before the Termination Date, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares, at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes, if any, and expenses related to the administration of the Trust Account (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.”

RESOLVED, that Section 9.2(e) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

RESOLVED, that Section 9.2(f) of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“Reserved.”

RESOLVED, that Section 9.7 of Article IX of the Amended and Restated Certificate of Incorporation of the corporation is amended and restated to read in its entirety as follows:

“If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate of Incorporation (a) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with the Corporation’s initial Business Combination or to redeem 100% of the Offering Shares if the Corporation does not complete an initial Business Combination on or before the Termination Date, or (b) with respect to any other provisions of this Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account, divided by the number of then outstanding Offering Shares.”

4.            That thereafter, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by written consent of stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the DGCL.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed this 24th day of August, 2023.

/s/ Adam Dooley
Adam Dooley
Chief Executive Officer